Exhibit 99.1

NEWS RELEASE
For Immediate Release
November 6, 2007

Chesapeake Reports Third-Quarter 2007 Results

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported financial results for the third quarter of 2007.

Third-Quarter 2007 Financial Highlights

w	Net sales of $266.4 million were up 7 percent when compared to the third quarter of 2006, and were up 1 percent excluding the effect of changes in foreign currency exchange rates.

w
Operating income exclusive of gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs (collectively "special items") was $13.2 million, up $1.5 million when compared to the third quarter of 2006, and was up $0.3 million compared to the third quarter of 2006 excluding the effect of changes in foreign currency exchange rates.

w
Income from continuing operations was $3.7 million, or $0.19 per share, compared to $5.4 million, or $0.28 per share, for the third quarter of 2006. Excluding special items, income from continuing operations was $6.6 million, or $0.34 per share, compared to $2.6 million, or $0.13 per share, for the third quarter of 2006.

"We remain on track to have improved operating results for 2007 compared to 2006," said Andrew J. Kohut, Chesapeake president & chief executive officer. "Solid earnings growth in our plastics packaging business and benefits from our global cost savings program have offset competitive market conditions in certain end-use markets in our paperboard packaging business. We have made significant progress in aligning the organization and focusing our people to capture growth opportunities with our customers."

Segment Results

The following discussion compares the results of the business segments for the third quarter of 2007 with the third quarter of 2006 and excludes the effect of changes in foreign currency exchange rates and special items.

Paperboard Packaging

Net sales for the third quarter of 2007 were down 2 percent, or $4.8 million, compared to the same period in 2006. The decline in sales for the third quarter was primarily due to lower sales of branded products packaging. The sales decline in branded products packaging was due to decreased sales of tobacco packaging resulting from the previously announced loss of substantial business with a major customer, partially offset by increased sales of confectionery packaging. Sales of pharmaceutical packaging in the third quarter of 2007 were comparable with the same period in 2006.

Operating income for the third quarter of 2007 increased 4 percent, or $0.5 million, compared to the same period in 2006. The improvement in operating income was primarily due to reductions in pension and other postretirement benefits expense, partially offset by lower operating income from sales of tobacco packaging and startup costs due to the introduction of a new tube product for the alcoholic drinks market.

Plastic Packaging

Net sales for the third quarter of 2007 increased 19 percent, or $6.3 million, over the comparable quarter in 2006. The increase in net sales during the quarter was due to increased volume throughout the segment, particularly in the South Africa beverage operation, and the partial pass-through of higher raw material costs.

Operating income for the third quarter of 2007 was up 7 percent, or $0.2 million, compared to the same period in 2006. The increase in operating income was primarily due to increased volume throughout the segment, partially offset by higher raw material costs and a less favorable product mix.

Special Items

In November 2005, the company announced a $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes and reducing the overall company-wide cost structure. Since the program's inception, the company has recorded net pre-tax charges for divestitures and restructuring, asset impairments and other exit costs of approximately $32.5 million ($7.9 million of which are included in discontinued operations) and made cash payments related to program initiatives of approximately $29.5 million. In addition, the company has recovered approximately $26.7 million of cash in sale proceeds on operations and other assets divested under this program. During 2006 and 2007 the company has realized annualized cost savings in excess of our $25-million goal. The company is now evaluating potential additional restructuring and cost savings actions.

Special items for the third quarter of 2007 included restructuring expenses, asset impairments and other exit costs of $3.3 million. These charges were primarily associated with planned workforce reductions in the tobacco packaging business as a result of reduced volume, as well as other workforce reductions under the company's $25-million global cost savings program. Special items for the third quarter of 2006 included restructuring expenses, asset impairments and other exit costs of $1.6 million, which were more than offset by a gain on divestiture of $4.1 million.

Cash Flow

Net cash generated by operating activities was $15.4 million for the first nine months of 2007, compared to $1.5 million for the first nine months of 2006. The increase in net cash generated by operating activities was primarily due to decreased spending associated with the global cost savings program, reduced pension funding and lower working capital requirements. Exclusive of restructuring spending, net cash generated by operating activities was $24.2 million for the first nine months of 2007 compared to $14.6 million for the first nine months of 2006.

Total debt at September 30, 2007 was $503.2 million compared to $467.8 million at December 31, 2006. Changes in foreign currency exchange rates increased total debt approximately $18.2 million at the end of the third quarter of 2007 compared to the end of year 2006.

Income Taxes

The company's effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management's expectations as to the recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities.

During July 2007, the company completed negotiations with a non-U.S. tax authority to allow additional deductions of certain interest payments. As a result, in the third quarter of 2007, the company recorded a $3.5 million income tax benefit related to the 2005 and 2006 tax years and a $1.5 million benefit related to the first six months of 2007. In addition, the company recorded a net tax benefit of $1.2 million in the third quarter of 2007 resulting from changes in U.K. tax law and changes in statutory tax rates in Germany and the U.K.

Conference Call

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its third-quarter 2007 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

About Chesapeake Corporation

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,500 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in government policies and regulations; changes in interest rates and credit availability; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Consolidated Income Statements (Unaudited)
(in millions, except per share data)

	Third Quarter		Year-to-Date
	2007	2006	2007	2006

Net sales	$266.4	$247.9	$789.3	$737.4
Costs and expenses:
Cost of products sold	219.0	205.2	649.3	608.6
Selling, general and administrative expenses	35.2	31.9	104.5	99.1
Restructuring expenses, asset impairments and other exit costs (a)	3.3	1.6	15.0	7.7
Gain on divestitures (b)	-	(4.1)	-	(3.1)
Other income, net	1.0	0.9	2.0	3.1
Operating income	9.9	14.2	22.5	28.2

Interest expense, net	11.5	10.1	33.0	29.1
Loss on extinguishment of debt	-	-	-	0.6
(Loss) income from continuing operations before taxes	(1.6)	4.1	(10.5)	(1.5)

Income tax benefit	(5.3)	(1.3)	(3.4)	(2.4)
Income (loss) from continuing operations	3.7	5.4	(7.1)	0.9

Discontinued operations, net of taxes (c)	(0.5)	(1.3)	(1.6)	(6.3)
Net income (loss)	$3.2	$4.1	$(8.7)	$(5.4)

Diluted earnings per share:
Income (loss) from continuing operations	$0.19	$0.28	$(0.37)	$0.04
Discontinued operations, net of taxes	(0.03)	(0.07)	(0.08)	(0.32)
Net income (loss)	$0.16	$0.21	$(0.45)	$(0.28)

Weighted average shares and equivalents outstanding - diluted	19.4	19.4	19.4	19.4

(a) Restructuring expenses, asset impairments and other exit costs in 2006 primarily represents costs associated with restructuring initiatives under the company's $25-million global cost savings program. These charges for
2007 also include employee related costs for planned workforce reductions at tobacco packaging manufacturing facilities.

(b) Gain on divestitures for 2006 reflects the net gain on the sale of the company's plastic packaging operation in
Northern Ireland.

(c) Discontinued operations during 2006 primarily reflects the historical operating results of the company's
French luxury packaging business. For 2007 discontinued operations is primarily related to the tax treatment of the disposition of assets of Wisconsin Tissue Mills Inc. in 1999.

Chesapeake Corporation
Consolidated Balance Sheets (Unaudited)
($ in millions)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4.3	$7.8
Accounts receivable, net	161.9	146.7
Inventories, net	124.0	109.4
Other current assets	36.6	23.0
Total current assets	326.8	286.9

Property, plant and equipment, net	366.1	354.1
Goodwill	396.1	381.2
Other assets	101.7	92.6
Total assets	$1,190.7	$1,114.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$244.1	$220.7
Current portion of long-term debt	11.3	11.8
Income taxes payable	3.5	18.1
Dividends payable	-	4.4
Total current liabilities	258.9	255.0

Long-term debt	491.9	456.0
Pension and postretirement benefits	90.8	102.7
Deferred income taxes	5.3	9.6
Long-term income taxes payable	28.0	-
Other long-term liabilities	70.3	57.8
Stockholders' equity	245.5	233.7
Total liabilities and stockholders' equity	$1,190.7	$1,114.8

Chesapeake Corporation
Business Segment Highlights (Unaudited)
($ in millions)

	First	Second	Third	Year-to-
	Quarter	Quarter	Quarter	Date

Net sales:
2007
Paperboard Packaging	$225.3	$207.2	$224.6	$657.1
Plastic Packaging	46.7	43.7	41.8	132.2
	$272.0	$250.9	$266.4	$789.3
2006
Paperboard Packaging	$205.8	$202.1	$214.4	$622.3
Plastic Packaging	47.4	34.2	33.5	115.1
	$253.2	$236.3	$247.9	$737.4

Operating income (loss):
2007
Paperboard Packaging	$12.8	$7.0	$13.7	$33.5
Plastic Packaging	7.0	6.0	3.1	16.1
Corporate	(3.8)	(4.7)	(3.6)	(12.1)
Restructuring expenses, asset impairments and
other exit costs	(0.8)	(10.9)	(3.3)	(15.0)
	$15.2	$(2.6)	$9.9	$22.5
2006
Paperboard Packaging	$9.5	$10.4	$12.3	$32.2
Plastic Packaging	5.7	3.5	2.7	11.9
Corporate	(4.0)	(4.0)	(3.3)	(11.3)
Restructuring expenses, asset impairments and
other exit costs	(4.0)	(2.1)	(1.6)	(7.7)
(Loss) gain on divestitures	(1.0)	-	4.1	3.1
	$6.2	$7.8	$14.2	$28.2

Depreciation and amortization:
2007
Paperboard Packaging	$11.4	$10.9	$11.4	$33.7
Plastic Packaging	1.7	1.8	1.8	5.3
Corporate	0.1	-	-	0.1
	$13.2	$12.7	$13.2	$39.1
2006
Paperboard Packaging	$12.2	$12.0	$12.2	$36.4
Plastic Packaging	2.4	1.9	1.8	6.1
Corporate	-	0.1	-	0.1
Discontinued Operations	0.1	0.1	-	0.2
	$14.7	$14.1	$14.0	$42.8

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

Non-GAAP Financial Measures

The company presents the following non-GAAP measures of results: operating income; income (loss) from continuing operations; earnings per share from continuing operations; and cash flows from operating activities. Each is adjusted to exclude special items which include goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, restructuring expenses, asset impairments and other exit costs, and cash spending for restructuring activities.

The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP.

	Third Quarter				Year-to-Date
			Excluding				Excluding
	GAAP Basis		Special Items		GAAP Basis		Special Items
CONSOLIDATED RESULTS	2007	2006	2007	2006	2007	2006	2007	2006

Operating income (loss)	$9.9	$14.2	$13.2	$11.7	$22.5	$28.2	$37.5	$32.8
Income/(loss) from continuing operations	3.7	5.4	6.6	2.6	(7.1)	0.9	5.8	4.3
Earnings/(loss) per share from continuing operations	0.19	0.28	0.34	0.13	(0.37)	0.04	0.29	0.21
Net cash (used in) provided by operating activities	-	2.5	4.6	5.6	15.4	1.5	24.2	14.6
Capital expenditures	8.8	5.5	8.8	5.5	33.7	25.9	33.7	25.9

	Third Quarter		Percent Change		Year-to-Date		Percent Change
			GAAP	Local			GAAP	Local
SEGMENT RESULTS	2007	2006	Basis	Currency	2007	2006	Basis	Currency

Net sales:
Paperboard Packaging	$224.6	$214.4	4.8%	-2.2%	$657.1	$622.3	5.6%	-2.2%
Plastic Packaging	41.8	33.5	24.8%	18.8%	132.2	115.1	14.9%	12.9%
	$266.4	$247.9	7.5%	0.6%	$789.3	$737.4	7.0%	0.1%
Operating income:
Paperboard Packaging	$13.7	$12.3	11.4%	4.1%	$33.5	$32.2	4.0%	-4.0%
Plastic Packaging	3.1	2.7	14.8%	7.4%	16.1	11.9	35.3%	28.6%
Corporate	(3.6)	(3.3)	9.1%	9.1%	(12.1)	(11.3)	7.1%	7.1%
Restructuring expenses, asset
impairments, and other exit costs	(3.3)	(1.6)	106.3%	93.8%	(15.0)	(7.7)	94.8%	80.5%
Gain on divestitures	-	4.1	-100.0%	-100.0%	-	3.1	-100.0%	-100.0%
	$9.9	$14.2	-30.3%	-37.3%	$22.5	$28.2	-20.2%	-28.4%

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

	Third Quarter		Year-to-Date
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2007	2006	2007	2006

Operating income	$9.9	$14.2	$22.5	$28.2
Add: restructuring expenses, asset impairments and other
exit costs	3.3	1.6	15.0	7.7
Add: (gain) loss on divestitures	-	(4.1)	-	(3.1)
Operating income exclusive of special items	$13.2	$11.7	$37.5	$32.8

Income (loss) from continuing operations	$3.7	$5.4	$(7.1)	$0.9
Add: restructuring expenses, asset impairments and other
exit costs after taxes	2.9	1.3	12.9	5.7
Add: (gain) loss on divestitures after taxes	-	(4.1)	-	(2.9)
Add: loss on extinguishment of debt after taxes	-	-	-	0.6
Income from continuing operations exclusive of special
items and extinguishment of debt	$6.6	$2.6	$5.8	$4.3

Earnings (loss) per share from continuing operations	$0.19	$0.28	$(0.37)	$0.04
Add: restructuring expenses, asset impairments and other
exit costs after taxes	0.15	0.06	0.66	0.29
Add: (gain) loss on divestitures after taxes	-	(0.21)	-	(0.15)
Add: loss on extinguishment of debt after taxes	-	-	-	0.03
Earnings per share from continuing operations exclusive of special items
and extinguishment of debt	$0.34	$0.13	$0.29	$0.21

Cash flows from operating activities	$-	$2.5	$15.4	$1.5
Add: cash spending for restructuring activities	4.6	3.1	8.8	13.1
Cash flows from operating activities exclusive of special items	$4.6	$5.6	$24.2	$14.6

# # #

Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@cskcorp.com
www.cskcorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@cskcorp.com
www.cskcorp.com